Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2021 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 5, 2021 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended March 31, 2021
Net income per diluted share	$0.74
Adjusted operating income (loss)(2) per diluted share	$(0.03)
Net realized investment gains per diluted share	$0.77
GAAP combined ratio	107.2%
Book value per share	$32.79
Return on equity(3)	9.1%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and changes in the fair value of equity securities, of $18.7 million ($0.74 per diluted share) for the three-month period ended March 31, 2021 (the "first quarter of 2021"), compared to a consolidated net loss of $72.5 million ($2.90 per diluted share) for the same period in 2020.

The Company reported a consolidated adjusted operating loss of $0.03 per diluted share for the first quarter of 2021, compared to consolidated adjusted operating income of $0.05 per diluted share for the same period in 2020.

"Net income reported in the first quarter of 2021 was driven by net realized investment gains and higher net investment income from an increase in the valuation of our investments in equity securities and limited liability partnerships. Also contributing to net income in the first quarter was a decrease in expenses due to a change in the design of our employee post-retirement benefit plans," stated Randy A. Ramlo, President and Chief Executive Officer. "Offsetting these items was an increase in both catastrophe losses and severity of commercial auto losses. The increase in catastrophe losses was primarily due to winter storm Uri, mostly occurring in the state of Texas. This catastrophic event was a full retention loss, with losses in excess of our stated reinsurance retention of $20.0 million."

"In the first quarter of 2021, we continued to see a decrease in the frequency of commercial auto claims and a decrease in the number of commercial auto exposure units, both positive signs of progress with our strategic initiatives. However, there was an increase in severity of commercial auto losses involving bodily injuries."

_________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net realized investment gains and losses, after applicable federal and state income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

Financial Highlights

Net income, including net realized investment gains and losses, totaled $18.7 million ($0.74 per diluted share) for the first quarter of 2021, compared to a net loss of $72.5 million ($2.90 per diluted share) for the same period in 2020. The change was primarily due to an increase in net realized investment gains from an increase in the fair value of equity securities as compared to net realized investment losses for the same period of 2020 and a decrease in other underwriting expenses. These were partially offset by an increase in losses and loss settlement expenses, namely from catastrophe losses, and a decrease in net premiums earned.

Net premiums earned decreased 3.6 percent to $259.2 million in the first quarter of 2021, compared to $268.8 million in the same period in 2020. The decrease in the three-month period ended March 31, 2021 was primarily due to our focus on improving profitability through non-renewal of under-performing accounts in our commercial auto line of business and exit of the personal lines business which began in September 2020. These were partially offset by growth in our reinsurance assumed business and the addition of our participation in Lloyd's syndicates.

The average renewal pricing increases were driven by commercial auto and commercial property, both increasing slightly from fourth quarter 2020. During the first quarter of 2021, the commercial auto average renewal rate increase remained in the double digits at 10.8 percent. The commercial property average renewal rate increase was 7.9 percent, remaining in the mid-single digits again in the first quarter of 2021.

Net investment income was $17.1 million for the first quarter of 2021, as compared to net investment income of $2.4 million for the same period in 2020. The increase in net investment income in the first quarter of 2021 as compared to the same period in 2020 was primarily due to an increase in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $24.5 million during the first quarter of 2021 as compared to net realized investment losses of $93.4 million for the same period in 2020. The change in the first quarter of 2021 as compared to the same period in 2020 was primarily due to the change in the fair value of equity securities.

Losses and loss settlement expenses increased by 10.7 percentage points during the first quarter of 2021 as compared to the same period of 2020. The increase in losses and loss settlement expenses was primarily due to an increase in catastrophe losses and severity of commercial auto losses as compared to the same period in 2020.

Consolidated net unrealized investment gains, net of tax, totaled $59.6 million as of March 31, 2021, a decrease of $23.5 million from December 31, 2020. The decrease in net unrealized investment gains was primarily the result of an increase in interest rates in the first quarter of 2021.

Total consolidated assets as of March 31, 2021 were $3.1 billion, which included $2.1 billion of invested assets. The Company's book value per share was $32.79, which is a decrease of $0.14 per share, or 0.4 percent, from December 31, 2020. This decrease is primarily attributed to a decrease in net unrealized investment gains on fixed maturity securities of $23.5 million, net of tax, and shareholder dividends of $3.8 million, partially offset by net income of $18.7 million during the first quarter of 2021.

The annualized return on equity was 9.1 percent year-to-date compared to (33.3) percent for the same period in 2020. The change in the annualized return on equity was primarily driven by net income of $18.7 million in the first three months of 2021 compared to a net loss of $72.5 million in the same period in 2020.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $13.3 million in the first quarter of 2021, compared to favorable development of $13.7 million in the same period in 2020. The favorable prior accident year reserve development in the first quarter of 2021 came primarily from our commercial fire and allied and personal lines of business. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2021, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 2.0 percentage points to 107.2 percent for the first quarter of 2021, compared to 105.2 percent in the same period in 2020. The increase in the combined ratio during the first quarter of 2021 as compared to the same period in 2020 was primarily driven by an increase in the net loss ratio partially offset by a decrease in the expense ratio.

Net Loss Ratio

The GAAP net loss ratio deteriorated 10.2 percentage points during the first quarter of 2021 as compared to the same period in 2020. The increase in the net loss ratio was primarily due to an increase in catastrophe losses and prior accident year reserve strengthening on commercial auto claims.

Pre-tax catastrophe losses in the first quarter of 2021 were higher when compared to first quarter of 2020, with catastrophe losses adding 11.3 percentage points to the combined ratio in 2021, as compared to 5.7 percentage points in 2020. The most significant catastrophe loss in the first quarter of 2021 was from winter storm Uri, primarily in the state of Texas, which was a full retention loss, with losses in excess of our stated reinsurance retention of $20.0 million. Our 10-year historical average for first quarter catastrophe losses is 4.0 percentage points added to the combined ratio.

The GAAP net loss ratio excluding catastrophe losses and prior accident year reserve development deteriorated by 4.6 percentage points in the three-month period ended March 31, 2021 as compared to the same period of 2020. This deterioration in the GAAP net loss ratio in the first quarter of 2021 was primarily due to an increase in severity of commercial auto losses, especially claims involving bodily injuries.

Expense Ratio

The expense ratio for the first quarter of 2021 was 27.6 percent compared to 35.8 percent for the first quarter in 2020. The decrease in the expense ratio during the first quarter of 2021 as compared to the same period in 2020 was primarily due to a change in the design of our employee post-retirement benefit plans.

Capital Management

During the first quarter of 2021, we declared and paid a $0.15 per share cash dividend to shareholders of record as of March 5, 2021. We have paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 5, 2021 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter of 2021 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 19, 2021. The replay access information is toll-free 1-877-344-7529; conference ID no. 10153948.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs210505. The archived audio webcast will be available until May 19, 2021.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission ("SEC") on February 26, 2021. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2021	2020	Change %
Income Statement Data
Net income (loss)	$18,702	$(72,534)	125.8%
Less: after-tax net realized investment gains (losses)	19,361	(73,792)	126.2%
Adjusted operating income (loss)	$(659)	$1,258	(152.4)%
Diluted Earnings Per Share Data
Net income (loss)	$0.74	$(2.90)	125.5%
Less: after-tax net realized investment gains (losses)	0.77	(2.95)	126.1%
Adjusted operating income (loss)	$(0.03)	$0.05	(160.0)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2021	2020	Change %
Premiums:
Net premiums earned	$259,225	$268,849	(3.6)%
Less: change in unearned premiums	3,316	(15,798)	121.0%
Less: change in prepaid reinsurance premiums	448	2,139	(79.1)%
Net premiums written	$255,461	$282,508	(9.6)%

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Share and Per Share Data and Ratios)	2021	2020	Change %
Revenue Highlights
Net premiums earned	$259,225	$268,849	(3.6)%
Net investment income	17,081	2,363	NM
Net realized investment gains (losses)	24,508	(93,407)	126.2%
Other income (loss)	(79)	—	NM
Total revenues	$300,735	$177,805	69.1%
Income Statement Data
Net income (loss)	$18,702	$(72,534)	125.8%
After-tax net realized investment gains (losses)	19,361	(73,792)	126.2%
Adjusted operating income (loss)(1)	$(659)	$1,258	(152.4)%
Diluted Earnings Per Share Data
Net income (loss)	$0.74	$(2.90)	125.5%
After-tax net realized investment gains (losses)	0.77	(2.95)	126.1%
Adjusted operating income (loss)(1)	$(0.03)	$0.05	(160.0)%
Catastrophe Data
Pre-tax catastrophe losses	$29,247	$15,267	91.6%
Effect on after-tax earnings per share	0.91	0.48	89.6%
Effect on combined ratio	11.3%	5.7%	98.2%

Favorable reserve development experienced on prior accident years	$13,259	$13,747	(3.5)%

GAAP combined ratio	107.2%	105.2%	1.9%
Return on equity	9.1%	(33.3)%	127.3%
Cash dividends declared per share	$0.15	$0.33	(54.5)%
Diluted weighted average shares outstanding	25,379,812	25,014,027	1.5%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Ratios)	2021	2020
Revenues
Net premiums earned	$259,225	$268,849
Investment income, net of investment expenses	17,081	2,363
Net realized investment gains (losses)	24,508	(93,407)
Other income (loss)	(79)	—
Total Revenues	$300,735	$177,805

Benefits, Losses and Expenses
Losses and loss settlement expenses	$206,398	$186,503
Amortization of deferred policy acquisition costs	53,265	54,452
Other underwriting expenses	18,368	41,849
Total Benefits, Losses and Expenses	$278,031	$282,804

Income (loss) before income taxes	22,704	(104,999)
Federal income tax expense (benefit)	4,002	(32,465)
Net income (loss)	$18,702	$(72,534)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	68.3%	63.7%
Catastrophes - effect on net loss ratio	11.3	5.7
Net loss ratio	79.6%	69.4%
Expense ratio	27.6	35.8
GAAP combined ratio	107.2%	105.2%

Balance Sheet
	March 31, 2021	December 31, 2020
(In Thousands)
	(unaudited)
Invested assets	$2,136,142	$2,149,217
Cash	71,514	87,948
Total assets	3,064,967	3,069,678
Losses and loss settlement expenses	1,613,025	1,578,131
Total liabilities	2,241,368	2,244,529
Net unrealized investment gains, after-tax	59,614	83,070
Total stockholders’ equity	823,599	825,149

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended March 31,
	2021	2020
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$72,279	$84,940
Fire and allied lines(3)	60,954	66,842
Automobile	65,619	79,186
Workers’ compensation	17,364	21,739
Fidelity and surety	8,349	6,975
Miscellaneous	367	415
Total commercial lines	$224,932	$260,097

Personal lines:
Fire and allied lines(4)	$754	$8,393
Automobile	389	7,566
Miscellaneous	9	303
Total personal lines	$1,152	$16,262
Reinsurance assumed	29,377	6,149
Total	$255,461	$282,508
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended March 31,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$75,359	$42,147	55.9%	$79,309	$43,723	55.1%
Fire and allied lines	58,332	62,974	108.0	61,669	51,925	84.2
Automobile	65,977	67,202	101.9	78,018	65,305	83.7
Workers' compensation	16,502	7,780	47.1	19,428	7,708	39.7
Fidelity and surety	7,360	1,079	14.7	6,418	32	0.5
Miscellaneous	349	(18)	(5.2)	395	92	23.3
Total commercial lines	$223,879	$181,164	80.9%	$245,237	$168,785	68.8%

Personal lines
Fire and allied lines	$6,221	$4,609	74.1	$9,970	$6,734	67.5%
Automobile	4,040	3,300	81.7	7,630	5,149	67.5
Miscellaneous	177	90	50.8	306	2,606	NM
Total personal lines	$10,438	$7,999	76.6%	$17,906	$14,489	80.9%
Reinsurance assumed	$24,908	$17,235	69.2%	$5,706	$3,229	56.6%
Total	$259,225	$206,398	79.6%	$268,849	$186,503	69.4%

NM = Not Meaningful